Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-U.S. GRANTEES

UNDER THE PLUG POWER INC.

2021 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:
No. of Restricted Stock Units:
Grant Date:

Pursuant to the Plug Power Inc. 2021 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), and this Restricted Stock Unit Award Agreement for Non-U.S Grantees, including any additional terms and conditions for the Grantee's country in the addendum attached hereto (the “Addendum” and collectively with the Restricted Stock Unit Award Agreement for Non-U.S. Grantees, the “Agreement”), Plug Power Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above.  Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”), of the Company.

1.Restrictions on Transfer of Award.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) the shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.Vesting of Restricted Stock Units.  The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in a Service Relationship (as defined in the Plan) on such Vesting Dates.  If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date

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In addition, if the Grantee’s Service Relationship is terminated by the Company or an Affiliate, as applicable, without Cause (as defined below) upon or within 12 months following a Sale Event (as defined in the Plan), all outstanding Restricted Stock Units shall become fully vested as of the date of such termination.  For purposes hereof, “Cause” shall have the meaning set forth in the employment or other service agreement between the Company or an Affiliate, as applicable, and the Grantee.  In the event that the Grantee is not party to an employment or other service agreement or the applicable agreement does not contain a definition of “Cause,” it shall mean a determination by the Administrator that the Grantee shall be dismissed as a result of (i) any material breach by the Grantee of any agreement between the Grantee and the Company or any Affiliate; (ii) the conviction of, indictment for or plea of nolo contendere by the Grantee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Grantee of the Grantee’s duties to the Company or any Affiliate.  The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.Termination of Service Relationship.  Except as set forth in Paragraph 2 above, if the Grantee’s Service Relationship terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units. For the avoidance of doubt, service during only a portion of the vesting period, but where the Grantee's Service Relationship has terminated prior to a Vesting Date, will not entitle the Grantee to vest in a pro-rata portion of the Restricted Stock Units or any compensation for lost vesting.

For purposes of this Award, the Grantee's Service Relationship will be considered terminated as of the date the Grantee is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the Grantee is employed or otherwise providing services or the terms of the Grantee’s employment or other service agreement, if any).  The termination date for purposes of this Award will not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or otherwise providing services or the terms of the Grantee’s employment or other service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be providing services while on a leave of absence).

4.Issuance of Shares of Stock.  As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares of Stock.

5.Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.Responsibility for Taxes.  The Grantee acknowledges that, regardless of any action taken by the Company, or if different, the Affiliate which employs the Grantee or for which the Grantee otherwise provides service (the “Service Recipient”), the ultimate liability for all income tax, social security contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable or deemed legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient.  The Grantee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units or the underlying shares of Stock, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items.  In this regard, the Grantee authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of:  (i) requiring the Grantee to make a payment in a form acceptable to the Company; (ii) withholding from the Grantee’s wages or other cash compensation payable to the Grantee; (iii) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); (iv) withholding shares of Stock to be issued upon settlement of the Restricted Stock Units; (v) any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Administrator.

The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Grantee’s jurisdiction(s).  In the event of over-withholding, the Grantee may receive a refund from the Company of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or if not refunded by the Company, the Grantee must seek a refund from the local tax authorities to the extent the Grantee wishes to recover the over-withheld amount in the form of a refund.  If the obligation for Tax-Related Items is satisfied by withholding shares of Stock, for tax purposes, the Grantee will be deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.  The Company may refuse to issue or deliver the shares of Stock or the proceeds from the sale of shares of Stock to the Grantee if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

Finally, the Grantee agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Grantee's participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the underlying shares of Stock, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

7.Nature of Grant.  In accepting the Restricted Stock Units, the Grantee acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Administrator;

(d)the Grantee is voluntarily participating in the Plan;

(e)the Restricted Stock Units are granted as an incentive for future services and in no event should be considered as compensation for, or relating in any way to, past services for the Company or Service Recipient;

(f)the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments;

(h)the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

(i)the value of the shares of Stock acquired upon settlement of the Restricted Stock Units may increase or decrease in value;

(j)unless otherwise agreed with the Company in writing, the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of any Affiliate;

(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Grantee's Service Relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is providing services or the terms of the Grantee’s employment or other service agreement, if any); and

(l)neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon settlement.

8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying shares of Stock. The Grantee should consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

9.Section 409A of the Code.  This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

10.No Obligation to Continue Service Relationship.  Neither the Company, the Service Recipient nor any other Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate, as applicable, to terminate the Grantee’s Service Relationship at any time.

11.Integration.  This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

12.Data Privacy Consent.

(a)Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Restricted Stock Units granted under the Plan or any other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is the Grantee’s consent.

(b)Stock Plan Administration and Service Provider.  The Company will transfer Data to Broadridge Corporate Issuer Solutions, an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan (the "Service Provider").  The Grantee may be asked to agree on separate terms and data processing practices with the Service Provider, with such agreement being a condition to the ability to participate in the Plan.  Where required, the legal basis for the transfer of Data to the Service Provider is the Grantee's consent.

(c)International Data Transfers.  The Company and the Service Provider are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.

(d)Data Retention.  The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean Data may be retained until after the Grantee’s Service Relationship ends, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a voluntary basis. The Grantee understands that the Grantee may request to stop the transfer and processing of the Data for purposes of the Grantee’s participation in the Plan and that the Grantee’s Service Relationship will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Grantee to participate in the Plan. The Grantee understands that the Data will still be processed in relation to the Grantee’s Service Relationship for record-keeping purposes.

(f)Data Subject Rights.  The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction.  Depending on where the Grantee is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data.  To receive clarification regarding these rights or to exercise these rights, the Grantee can contact the Grantee’s local human resources representative.

13.Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

14.Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby irrevocably consent to the exclusive jurisdiction and venue of the state and federal courts located in the state of Delaware.

15.Compliance with Law.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to permit the vesting of the Restricted Stock Units and/or deliver any shares of Stock prior to the completion of any registration or qualification of the shares of Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  The Grantee understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any U.S. state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock subject to this Restricted Stock Unit.  Further, the Grantee agrees that the Company shall have unilateral authority to amend this Agreement without the Grantee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of the shares of Stock subject to the Restricted Stock Units.

16.Electronic Delivery and Participation.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.

17.Language.  The Grantee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Agreement.  If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18.Addendum.  Notwithstanding any provisions in this Restricted Stock Unit Award Agreement for Non-U.S. Grantees, the Restricted Stock Units shall be subject to any additional terms and conditions for the Grantee’s country set forth in the Addendum attached hereto.  Moreover, if the Grantee relocates to one of the countries included in the Addendum, the additional terms and conditions for such country, if any, will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Addendum constitutes part of this Agreement.

19.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on the shares of Stock acquired upon the vesting of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.Waiver.  The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantee.

21.Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.Insider Trading Restrictions/Market Abuse Laws.  The Grantee acknowledges that, depending on his or her country, the Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to acquire, sell or attempt to sell shares of Stock or rights to shares of Stock (e.g., Restricted Stock Units)  under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by laws in the applicable jurisdiction or the Grantee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions as well as any applicable Company insider trading policy, and the Grantee is advised to speak to his or her personal advisor on this matter.

23.Foreign Asset/Account Reporting Requirements.  The Grantee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Grantee’s ability to acquire or hold the shares of Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the shares of Stock acquired under the Plan) in a brokerage or bank account outside the Grantee’s country.  The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country.  The Grantee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to the Grantee’s country through a designated bank or broker within a certain time after receipt.  The Grantee acknowledges that it is his or her responsibility to be compliant with such regulations, and the Grantee is advised to speak to his or her personal advisor on this matter.

PLUG POWER INC.

By:
Title:

The foregoing Agreement (including the Addendum attached hereto) is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

ADDENDUM

TO

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-U.S. GRANTEES

UNDER THE PLUG POWER INC.

2021 STOCK OPTION AND INCENTIVE PLAN

Certain capitalized terms used but not defined in this Addendum shall have the meanings set forth in the Plan or the Restricted Stock Unit Award Agreement for Non-U.S. Grantees (the “RSU Agreement”).

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Grantee’s Restricted Stock Units if the Grantee resides and/or works in one of the countries listed below.  If the Grantee is a citizen or resident of a country (or is considered as such for local law purposes) other than the country in which the Grantee is currently residing and/or working, or if the Grantee relocates to another country after the grant of the Restricted Stock Units, the Company shall, in its discretion, determine to what extent the additional terms and conditions contained herein will be applicable to the Grantee.

Notifications

This Addendum also includes information regarding securities, exchange control, tax and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan.  The information is based on the exchange control, securities, tax and other laws in effect in the countries listed in this Addendum, as of April 2022.  Such laws are often complex and change frequently.  As a result, the Grantee should not rely on the notifications herein as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be outdated when the Grantee vests in the Restricted Stock Units and acquires shares of Stock, or when the Grantee subsequently sells shares of Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to the Grantee’s particular situation, and the Company is not in a position to assure the Grantee of any particular result.  Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.

Finally, if the Grantee is a citizen or resident (or is considered as such for local tax purposes) of a country other than the one in which the Grantee is currently residing and/or working, or if the Grantee moves or transfers to another country after the grant of Restricted Stock Units, the information contained herein may not be applicable to the Grantee in the same manner.

FRANCE

Terms and Conditions

Type of Award.  The Restricted Stock Units are not granted as “French-qualified” awards and are not intended to qualify for the specific tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Consent to Receive Information in English.  By accepting the Restricted Stock Units, the Grantee confirms having read and understood the documents relating to this grant (the Plan and this Agreement), including all terms and conditions included therein, which were provided in the English language. The Grantee accepts the terms and conditions of these documents accordingly.

Consentement relatif à la réception d’informations en langue anglaise. En acceptant le Contrat d’Attribution décrivant les termes et conditions de l’attribution au Grantee, ce dernier confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et le présent Contrat d’Attribution) qui ont été communiqués en langue anglaise.  Le Grantee accepte les termes de ces documents en connaissance de cause.

Notifications

Exchange Control Information.  The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount. The Grantee should consult with his or her personal financial advisor for further details regarding this requirement.

Foreign Asset/Account Reporting Information.  The Grantee is required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing his or her annual tax return.